Exhibit 10.1

May 7, 2010

Mr. Lee S. Rosen
Chairman
New Generation Biofuels Holdings, Inc.

Re:      Separation Agreement

Dear Lee:

This separation agreement (this “Agreement”), if accepted by you, sets forth the terms of the agreement between you and New Generation Biofuels Holdings, Inc. (the “Company”) in light of  your resignation as Chairman of the Board of the Company.  Capitalized Terms used but not defined herein shall have the meanings set forth in the Amended and Restated Employment Agreement, dated July 23, 2009, between the Company and you (the “Rosen Employment Agreement”).

1.           Confirmation of Resignation.  The parties hereby confirm your resignation as Chairman of the Board and as a Director of the Company effective as of May 7, 2010 (the “Separation Date”).

2.           Severance Benefits.  In exchange for your promises in this Agreement and your signing the Waiver and Release Agreement attached as Exhibit A (the “Release”) within twenty-one (21) calendar days of the Separation Date and provided you do not revoke the Release as described below, the Company will provide the following:

A.           Accrued Salary, Vacation Pay and Expense Reimbursements.  Upon the Release Effective Date, the Company will pay in a single lump sum your annual salary through the Separation Date and any vacation pay and business expense reimbursements to the extent earned by you through the Separation Date but not yet paid.

B.           Cash Severance Payment.  Upon the Release Effective Date, the Company will pay you a single lump sum of $95,000, less standard deductions and withholding as determined by the Company.

C.           Cash/Stock Election.  Upon the Release Effective Date, the Company will provide you the right to receive an additional $105,000 by making a cash/stock election subject to the following terms:

(i)           If you make a timely election to receive all or a portion of such amount in cash (the “Cash Election”), the Company will issue to you a note, in a form reasonably proposed by the Company, in the amount of the Cash Election with a maturity date of three years from the date of issuance, an interest rate equal to the interest rate of a three-year United States Treasury Note plus 2.0% on the date of issuance and other customary terms and conditions.

(ii)           If you make a timely election to receive all or a portion of such amount in common stock (the “Stock Election”), you will be entitled to receive a number of shares of the Company’s common stock equal to the amount of the Stock Election divided by the closing price of the Company’s common stock on the Nasdaq Capital Market on the Election Date, as defined herein (the “Stock Election Price”).  The Company will issue a stock certificate to you for the appropriate number of shares as reasonably determined by the Company within two (2) business days of the Election Date.

(iii)           You may make a Cash Election or a Stock Election by notifying the Company in writing of your election within one (1) business day of the Release Effective Date.  The “Election Date” shall be the date you provide such written notice to the Company.  In no event may the combined amounts of the Cash and Stock Elections exceed $105,000.

D.           Stock Options and Stock Grants.

(i)           Upon the Release Effective Date, the following Time-Based Options and Stock Grants granted under the Omnibus Incentive Plan pursuant to the Rosen Employment Agreement shall vest immediately: (1) options to purchase 104,353 shares of the Company’s common stock; and (2) 260,833 shares of the Company’s common stock;

(ii)           Upon the Release Effective Date, 226,316 shares of the Company’s common stock previously granted pursuant to three-year restricted stock grants under the Company’s Management Equity Compensation Plan and Omnibus Incentive Plan shall vest immediately;

(iii)           Upon receipt of shareholder approval of sufficient available shares under the Company’s Omnibus Incentive Plan, (1) additional Time-Based Options to purchase 208,707 shares of the Company’s common stock shall vest immediately (the “Conditional Options”) and (2) the stock grant consisting of the number of shares of the Company’s common stock equal to 521,677, less the number of shares equal to $105,000 divided by the Stock Election Price (the “Conditional Stock Grant”) shall be made.

(iv)           The Company shall agree to include the Conditional Options and Conditional Stock Grant in any proposal submitted to Company shareholders to increase available shares under the Company’s Omnibus Incentive Plan until such shareholder approval is obtained; provided that the Company is under no obligation to seek such approval outside of its annual shareholders meeting.

(v)           The stock grants and the shares underlying the options under this section are not registered under applicable securities laws and presently can only be sold under an applicable securities law exemption, including Rule 144.

E.           COBRA.  For an 18-month period beginning on the Release Effective Date, the Company shall reimburse you for the COBRA premiums above your employee contribution in order to provide medical, dental, vision and life insurance benefits to you and/or your family reasonably equivalent to those which were provided at the Release Effective Date; provided, further, that you agree to elect COBRA coverage to the extent available under the Company’s health insurance plans.

3.           End of Benefits.  From and after the Separation Date, except as otherwise provided herein, you shall not be eligible and are not eligible to participate in any of the Company’s benefits plans, including, but not limited to, any medical insurance, any retirement plan, vacation leave, sick leave, any disability insurance, and any life insurance, although you shall be entitled to any benefits earned or accrued as of the Separation Date in accordance with the terms of the applicable plans.

4.           No Additional Compensation.  You acknowledge and agree that you shall not receive any other compensation or benefits except as expressly set forth in this Agreement.  You further acknowledge and agree that, once the Company has provided the payments and benefits set forth in this Agreement, you shall have been provided all compensation and benefits due and owing under this Agreement and under any employment or other contract you have or may have had with the Company or from any other source of entitlement.

5.           General Release of Claims.  Upon your signing this Agreement, you also shall sign the Release, as contemplated by the Rosen Employment Agreement, which is a general release of claims by you against the Company and its related persons.  As the Release provides, you have seven (7) days following your signing the Release to revoke it, and if you elect to revoke it within this seven-day period, then this Agreement shall be null and void and have no force or effect.  The date on which your seven-day revocation period expires without your revoking the Release is the “Release Effective Date”.

6.           Survival of Certain Employment Agreement Obligations.  You acknowledge and agree that your obligations in Article 6 (relating among other things to confidentiality, trade secrets, inventions, unfair competition and non-disparagement) of the Rosen Employment Agreement survive the end of your employment with the Company and remain binding on you and enforceable by the Company, according to their terms.  The Company acknowledges and agrees that its obligations in Article 4 (relating among other things to indemnification) of the Rosen Employment Agreement survive the end of your employment with the Company and remain binding on the Company and enforceable by you, according to their terms.  For the avoidance of doubt, the indemnification provisions in Article 4 shall not extend to claims involving personal matters rather than Company business.

7.           Company Equipment.  You shall return any Company-provided equipment, including but not limited to any Blackberries or other personal digital assistants, computers or printers (the “Company Equipment”).  Prior to the Release Effective Date, you shall save any Company information existing on your own personal computers or other devices to a “zip” drive or other suitable electronic means, transfer such information to the Company and remove any Company information from such equipment.

8.           No Admission.  You and the Company agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either.

9.           Entire Agreement.  This Agreement and its exhibits contain the entire agreement between you and the Company relating to the subject matter of this Agreement, and this Agreement may not be altered or amended except by an instrument in writing signed by both you and the Company.  You represent and acknowledge that, in signing this Agreement, you do not rely and have not relied upon any representation or statement made by the Company or the Company’s agents, representatives or attorneys with regard to the subject matter or effect of this Agreement.

10.           Assignment.  This Agreement and the rights and obligations of you and the Company may not be assigned without the prior written consent of the other, although the Company may assign this Agreement to any entity affiliated with it without your consent upon written notice to you.

11.           Further Actions.  You and the Company agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

12.           Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Florida (excluding the choice of law rules thereof).  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of you or the Company.

13.           Acknowledgments.  You acknowledge and agree that you have read and understand this Agreement and sign it voluntarily and without coercion, are being advised in this Agreement in writing to consult with an attorney prior to signing this Agreement, and have been given more than sufficient time within which to consider and sign this Agreement.

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Please indicate your acceptance of this Agreement by signing below and by signing the attached Release.  Please return the original signed documents to me.  I will have the Company Release signed and will send you a fully signed copy of the Agreement and the exhibits.

Sincerely,

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ J. Robert Sheppard, Jr.
J. ROBERT SHEPPARD, JR.
DIRECTOR AND CHAIRMAN
COMPENSATION COMMITTEE

ACCEPTED AND AGREED:

/s/ Lee S. Rosen		5/7/2010
Lee S. Rosen		Date

Exhibit 10.1

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

           THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [______________] (the “Effective Date”), by Lee S. Rosen (“Executive”) in consideration of severance pay and benefits (the “Severance Payment”) provided to Executive by New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”), pursuant to the Separation Agreement by and between the Company and Executive (the “Separation Agreement”).

1.           Waiver and Release.  Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment.  Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.  Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

           Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law.  He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

           Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.           Acknowledgments.  Executive is signing this Release knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payments unless he agrees to and honors the terms of this Release;

(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)
He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payments;

(f)
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3.           No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

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5.           Execution.  It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.           Governing Law.  This Release shall be governed by the laws of the State of Florida, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this Release are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE

Lee S. Rosen

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